                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                               SCHEDULE 14D-9/A
               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                                AMENDMENT NO. 3

                            ----------------------

                          COMMUNICATIONS CENTRAL INC.
                           (Name of Subject Company)

                          COMMUNICATIONS CENTRAL INC.
                       (Name of Person Filing Statement)

                            ----------------------

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (Title of Class of Securities)

                            ----------------------


                                  203388 10 3
                     (Cusip Number of Class of Securities)

                            ----------------------

                               RODGER L. JOHNSON
                     President and Chief Executive Officer
                          Communications Central Inc.
                           1150 Northmeadow Parkway
                                   Suite 118
                            Roswell, Georgia 30076
                                (770) 442-7300

           (Name, Address and Telephone Number of Persons Authorized
            to Receive Notices and Communications on Behalf of the
                         Person Filing this Statement)

                            ----------------------

                                   Copy to:
                           J. Stephen Hufford, Esq.
                               Hunton & Williams
                          600 Peachtree Street, N.E.
                                  Suite 4100
                            Atlanta, Georgia 30308





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PhoneTel Contact:                                                  CCI Contact:
Tammy Martin                                                  Rodger L. Johnson
Chief Administrative Officer                                  President and CEO
(216) 241-2555                                                   (770) 442-7311


                  PhoneTel, CCI Jointly Announce Discussions
                    in Contemplation of Restructured Merger
                  ------------------------------------------

        Atlanta, GA (July 22, 1997) -- Communications Central Inc. (Nasdaq --
CCIX) and PhoneTel Technologies, Inc. (ASE -- PHN) jointly announced today that they are evaluating the impact on their proposed merger of a recent decision of a federal appellate court. Among other things, that decision remanded to the Federal Communications Commission an FCC ruling concerning the calculation of "dial-around" compensation payable to payphone providers such as PhoneTel and CCI. The parties are engaged in discussions concerning a possible restructuring of such transaction in light of the ruling.


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                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       COMMUNICATIONS CENTRAL INC.

                                       By: /s/ Rodger L. Johnson
                                           ----------------------------------
                                           Rodger L. Johnson
                                           President and Chief Executive Officer

Dated: July 22, 1997